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                                                                      EXHIBIT 11

                      HOMECAPITAL INVESTMENT CORPORATION
                              EARNINGS PER SHARE

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
                                                                                 YEAR ENDED SEPTEMBER 30,
                                                                                   1997            1996
                                                                                ----------      ----------
PRIMARY EARNINGS PER COMMON SHARE:
    Net income                                                                  $5,178,737      $2,566,223
    Less preferred stock dividends                                              $ (270,000)     $  (76,932)
    Less beneficial conversion feature on preferred stock                                0      (3,000,000)
                                                                                ----------      ----------
    Net income (loss) for common shareholders                                   $4,908,737      $ (510,709)
                                                                                ==========      ==========

    Weighted average shares outstanding during the period                        8,061,131       7,010,884
    Common stock equivalents                                                       594,120               0
                                                                                ----------      ----------
    Weighted average common shares outstanding                                   8,655,251       7,010,884
                                                                                ==========      ==========

    Primary earnings (loss) per common share                                    $     0.57      $   (0.073)
                                                                                ==========      ==========

FULLY DILUTED EARNINGS PER COMMON SHARE:

    Net income for common shareholders                                          $5,178,737
                                                                                ==========

    Weighted average shares outstanding during the period                        8,061,131
    Common stock equivalents                                                       592,508
    Assume conversion of preferred stock                                         1,500,000
                                                                                ----------
    Weighted average common shares outstanding                                  10,153,639
                                                                                ==========

    Fully diluted earnings (loss) per common share                              $     0.51      $   (0.073) (1)
                                                                                ==========      ==========

(1) Calculation of fully diluted EPS is not presented for the year ended September 30, 1996 as it is anti-dilutive.
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